Exhibit 99.1

FINAL TRANSCRIPT
INSMD - Q4 2010 Insmed Incorporated Earnings Conference Call
Event Date/Time: Mar. 10. 2011 / 1:30PM GMT

CORPORATE PARTICIPANTS
Kevin Tully
Insmed Inc – CFO

Tim Whitten
Insmed Inc - President & CEO

Brian Ritchie
FD – IR

CONFERENCE CALL PARTICIPANTS
Brett Reiss
Janney Montgomery Scott – Analyst

Jesse Davis
Schneider Music Academy – Analyst

Jason Kantor
RBC Capital Markets – Analyst

PRESENTATION

Operator

Good day, Ladies and Gentlemen, and welcome to the Fourth Quarter 2010 Insmed Incorporated earnings Conference Call. My name is Shaquana and I will be your coordinator for today. At this time all participants are in a listen only mode. We will facilitate a question and answer session towards the end of this conference. (Operator Instructions) I would now like to turn the presentation over to your host for today's call, Mr. Brian Ritchie of FD. Please proceed, sir.

Brian Ritchie - FD – IR

Thank you, Operator. Good morning, everyone. This is Brian Ritchie from FD and welcome to Insmed's Fourth Quarter and full year earnings Conference Call. Insmed issued a press release this morning containing fourth quarter and full year 2010 financial results, which is posted on the Company's website. Today, we are joined by Mr. Tim Whitten, President and CEO, Mr. Kevin Tully, Executive Vice President and CFO. Tim will provide a business update followed by Kevin's review of the financials. Following the prepared remarks, Tim and Kevin will be available for a question and answer session. So we can answer as many questions as possible during the time we have, we would ask you to please limit yourself to one question. Before we proceed with the call I would like to remind everyone that the Safe Harbor language contained in today's press release also pertains to this conference call and webcast. Please go ahead, Tim.

Tim Whitten - Insmed Inc - President & CEO

Thank you, Brian. Hello, everyone, and thanks for joining us today. First, let me say how excited I am to be leading my first quarterly conference call as President and CEO of Insmed. Since the business combination with Transave was announced just over 3 months ago, we've truly hit the ground running in terms of moving forward with our development plan for ARIKACE, as well as executing on a number of other corporate initiatives. Before I go into more detail, I would first like to thank those investors who cast their votes in response to our recent proxy. As you are aware, all 3 measures covered in the proxy, including the 1 for 10 reverse split measure which we have since executed, were approved by shareholders. The reverse split and subsequent per share price increase is expected to allow us to maintain our NASDAQ listing, removing a significant overhang from the stock.

In addition, of importance to our ability to create long-term shareholder value, the decreased price per share could allow for greater interest in Insmed stock by institutional investors. And that potential increased interest may promote greater liquidity for all of the Company's shareholders. With that said, I'd like to update you on where we stand with the ARIKACE development plan, which we believe represents a compelling, late stage opportunity with several near-term milestones. As you know, the drug is Phase III ready for 2 orphan indications, which have high unmet medical needs. Those indications are Pseudomonas lung infections in cystic fibrosis patients and non-TB mycobacteria or NTM lung infections. We are well underway with the initial preparations and necessary work around these trials and continue to expect to begin accruing patients to the Phase III trials for CF and non-TB mycobacteria in the second half of 2011, with results expected in the first half of 2013.

Here are a few of the important steps that Insmed has taken since the previous conference call on December 2, 2010. First, we filed an Investigational New Drug application, or IND, with the FDA to begin Phase III clinical trials for ARIKACE in non-TB mycobacteria. Once we receive final feedback from the agency, we will provide a status update to investors. I'd like to point out that after we submitted our FDA filing to initiate a Phase II clinical trial in 2010, the FDA suggested that we could potentially change the Phase II trial that we had proposed to a primary efficacy study and that gave us some guidance with regard to how to proceed. While this development does not promise or certainly not guarantee that our IND will be successful, we do believe this was a favorable development for the Company.

Let's turn to the CF Pseudomonas lung infection indication. In the first quarter, we concluded the 72 week phase 2b open-label study for ARIKACE and submitted an abstract to the 34th European CF conference, which will be held in Hamburg, Germany in June of this year. Staying in the CF indication, I want to highlight the recent positive opinion issued by the Pediatric Committee of the European Medicines Agency on Insmed's pediatric investigation plan for ARIKACE. This agreement covers children from birth to 18 years of age who have cystic fibrosis and suffer from Pseudomonas lung infections. The agreement with the European Medicines Agency on our pediatric investigation plan is an important and required step in the regulatory submission plan for ARIKACE in Europe.

Another recent important step in ARIKACE's clinical development progression was our enlisting of Chiltern as the global clinical research organization for the upcoming Phase III trials in CF and NTM in the US, Europe, Australia and New Zealand. Chiltern is a well respected clinical research organization with significant global experience in managing respiratory related clinical trials. We're pleased to have them on board. As you can see, we're moving the ARIKACE program forward as expeditiously as possible. Further to this point, we expect the manufacturing for ARIKACE related to the Phase III trials to begin shortly. Before I turn the call over to Kevin I'd like to provide everyone with a very brief update on IPLEX. Premacure's Phase II study for IPLEX in retinopathy of prematurity continues and as of March 7, they had dosed a total of 5 patients out of a planned total of up to 95 subjects.

With regard to amyotrophic lateral sclerosis, or ALS, we have previously stated that we expect IPLEX inventory to be fully depleted by the middle of 2011. However, as a result of fewer patients remaining on drug under the expanded access program in Europe and under the physicians INDs here in the US, it's now possible that inventory could be extended into August. There are currently a total of 32 patients receiving IPLEX, 26 in Europe, and 6 in the US. As we have said before, ARIKACE is the primary asset of the Company and we are putting practically all of our effort and resources focused on developing that compound, including initiating and completing the Phase III clinical studies. We view IPLEX as a potentially valuable asset for Insmed and we'll decide on any plans for potential IPLEX initiatives before the end of 2011. That concludes my prepared remarks and with that, I will now pass the call over to Kevin for his review of the financials. Ken, you're up.

Kevin Tully - Insmed Inc – CFO

Thank you, Tim, and good morning, everyone. Before I get into the results for the fourth quarter and full year, I would like to briefly mention the results in the recent special meeting of shareholders to consider the preferred stock and 1 for 10 reverse stock split proposals. The preferred stock conversion proposal passed with 41.9 million votes in favor and 9.8 million votes against, which equates to 81% voting for and 19% voting against. The 1 for 10 reverse stock split proposal passed with 100 million votes for and 26.2 million votes against. This equates to 79% voting for and 21% against. We're certainly very pleased with the support shown by investors for these proposals and I echo Tim's sentiments in thanking all of those investors representing fully 80% of our shareholder base who cast their votes.

Moving on to our financial results. Our revenues for the fourth quarter were $1.3 million as compared to $2.5 million for the corresponding period in 2009. The $1.2 million decrease resulted from $0.6 million in lower cost recovery from our IPLEX Expanded Access Program, or EAP, in Europe; $0.5 million of IPLEX grant revenue, which was recognized in the fourth quarter of 2009; and $0.1 million in lower royalties during the most recent period. The reduction in IPLEX cost recovery was due to the Company's decision in July 2009 to cease production of the drug, to cease supplying the drug to new patients in order to preserve the remaining IPLEX inventory for patients currently receiving the drug. The $0.5 million in grant revenue relates to a grant received in the fourth quarter of 2009 from the Muscular Dystrophy Association, or MDA, in regards to the previously completed IPLEX Phase 2 Myotonic Muscular Dystrophy trial, while the reduced royalty was due to the exploration of a TGF beta royalty in 2010.

Net loss for the quarter was $5.8 million or $0.42 per share, as compared to a net profit of $2.3 million or $0.18 per share in the fourth quarter of 2009. The $8.1 million variance arose from a $5.5 million increase in total expenses, the elimination of a $2 million tax refund, which occurred in 2009, and a $1.2 million reduction in revenue. These were partially offset by an $0.6 million improvement in investments income. The $5.5 million increase in total expenses resulted from a $1.7 million rise in R&D expenses and a $3.8 million increase in SG&A expenses. The higher R&D expenses were due primarily to the addition of ARIKACE related R&D expenses in December 2010, while the increase in SG&A expenses resulted from the increased external finance, legal, and consulting expenses related to the business combination and the addition of ARIKACE support costs for December.

The $2 million tax impact resulted from the utilization of net operating losses in the fourth quarter of 2009, which reduced the amount of taxes paid on the gain on sale of Insmed's follow-on biologics, or FOB, business to Merck in March 2009. The lower interest expense was due to the reduction of the debt discount amortization associated with our 2005 convertible notes, which were fully paid off in 2010. Total revenues for the year ended December 31, 2010, were $6.9 million as compared to $10.4 million for the prior period at year-end. The reduction was primarily attributable to a year-over-year decrease of $2.3 million in cost recovery from Insmed's IPLEX EAP in Europe, a $1 million reduction in grant revenue related to the 2009 receipt of a $1 million grant from the MDA, and a $0.1 million in reduced royalties.

The causes of the fourth quarter revenue variance I mentioned earlier were also responsible for the full year differences in revenue between 2010 and 2009. Net loss for the fiscal year was $6.4 million or $0.49 per share compared to a net income of $118.4 million or $9.31 per share for the corresponding 12 months of 2009. This $124.8 million decrease was due to the $127 million after-tax gain on the sale of our FOB assets to Merck in 2009, combined with a $3.5 million decrease in total revenues. These were partially offset by a $4 million reduction in total expenses, a $1 million increase in investment returns, and a $0.7 million decrease in interest expense. The $4 million decrease in total expenses was due to a $4.4 million reduction in R&D expenses, which was partially offset by a $0.4 million increase in SG&A expenses. The $4.4 million reduction in R&D expenses was due primarily to a decrease in manufacturing expenses following the sale of Insmed's FOB assets in March 2009 and was partially offset by the ARIKACE related R&D expenses incurred in December 2010.

The $0.4 million increase in SG&A expenses was due largely to the increased finance, legal, and consulting fees related to the strategic review and transaction expenses associated with the business combination on December 1, 2010. The improved return on investments reflected the increased cash position and higher yield rates, while the lower interest expense was due to the elimination of the debt discount's amortization. As of December 31, 2010, Insmed had total cash, cash equivalents, short-term investments and certificate of deposits on hand of $110.2 million, consisting of $108 million in cash and short-term investments and $2.2 million in a certificate of deposit, as compared to $124.3 million of cash on hand as of December 31, 2009. The $14.1 million decrease in total cash was due to the $8 million full payment of Transave's debt at the time of the merger, together with the payment of approximately $6.1 million in costs through the year, primarily related to the strategic review during 2010 and the business combination with Transave.

I'd also like to add a brief note on the Company's Investor Relations activities. Following the close of our merger in December of last year, we have been aggressively out telling our story to buy side investors and sell-side analysts in an effort to increase our visibility with the street. This outreach will continue to be one of our major focal points during 2011. I'm also pleased to note that earlier this year, as many of you likely know by now, Jason Kantor of RBC Capital Markets initiated research coverage on Insmed, the first analyst to do so for the combined Company. In summary, we are in an excellent position both operationally and financially. As Tim said earlier, our Phase III trial preparations for ARIKACE are really gaining momentum and, importantly, we continue to believe our current cash position will be sufficient to advance ARIKACE to commercialization. With that, I would like now to pass the call back over to the Operator for any Q&A.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Jason Kantor representing RBC Capital Markets.

Jason Kantor - RBC Capital Markets – Analyst

Hi, guys. Thanks for the plug there. A couple of questions. First, just on the Phase III program, can you give us some time, specific timing on when you're going to get those trials up and running and what your current thinking is in terms of time to completion. And also you mentioned that you submitted an abstract to the CF conference in Germany, could you give us some sense of what's in that abstract?

Tim Whitten - Insmed Inc - President & CEO

Sure, Jason. Good morning out there. I know it's three hours earlier there than it is here. In terms of the Phase III program timing, here is what we're doing. We've initiated the agreement with the CRO. That's now in place. We've had our agreement, we've had our meetings with the CRO to kickoff both the NTM and the CF Phase III trials. We've investigator meetings in plan for the second quarter. We will be initiating our manufacturing this month and so we're still projecting that we'll start accruing patients to the Phase III trials in the second half of this coming year. So those trials won't all start at once.

We just don't have the capacity to do that. So it will be somewhat of a staggered start, but I think they will all start within just a few months of one another. The other point of update is the trials will be listed in clinicaltrials.gov, I think, very shortly. Certainly by the end of the month and perhaps within the next couple weeks, so people can go on there and see what we've been talking about and giving you a flavor for. There will be a little more detail in clinicaltrials.gov very shortly. In terms of the timeframe, we're still projecting we will have data in the second half of 2013. Could we beat that timing, possibly, but until we get up and running and get an accrual rate going, we want to -- the first half of 2013 is still our best guess for when we will have the results of the trials. And what was the second question, Kevin?

Jason Kantor - RBC Capital Markets – Analyst

On the data submitted to the CF meeting?

Tim Whitten - Insmed Inc - President & CEO

Oh, sure. So what we submitted to the CF meeting were the basically all six cycles of the trial. In other words, it's 72 week study of one month on ARIKACE, two months off ARIKACE and that repeated for six cycles. So basically what we did is we hadn't completed analyzing the data, as is often the case for abstract submissions, but all the patients had dosed. So we included in that abstract the dosing of the patients, indicating that all have been dosed, some comments I think on the safety of the product, and we will release the efficacy results, which weren't completely in that abstract, will be released in the June meeting in Hamburg.

Jason Kantor - RBC Capital Markets – Analyst

Thank you.

Tim Whitten - Insmed Inc - President & CEO

Sure. My pleasure.

Operator

(Operator Instructions) [Jessie Davis representing Schneider Music Academy].

Jesse Davis - Schneider Music Academy – Analyst

I had a question about NTM.

Tim Whitten - Insmed Inc - President & CEO

Okay.

Jesse Davis - Schneider Music Academy – Analyst

And how unique is it that the FDA has set you on this path to potentially go directly to Phase III having never run a trial in an indication like this?

Tim Whitten - Insmed Inc - President & CEO

So Jesse, I think it's not common, put it like that. I don't know all the other companies that have filed their INDs for Phase II and to go into Phase III, but I think it's -- and they've come back and said you could make this a primary efficacy study. So it's certainly not a common occurrence and we're really excited about NTM. As you know, it's the second half of our story or some people might even want to call it the first half of our story, because NTM is very much an untreated or very well much under-treated condition. It effects as many patients as you see in CF. About 32,000 patients had a physician office visit in 2008 and so the market size is very comparable to what it is with CF. And as you know, Amikacin is already used there and it's used there IV, it's used there sometimes inhaled. So we believe we have a really outstanding opportunity to move forward with the clinical trial that we filed for about 100 patients, that is ARIKACE versus placebo, for three months measuring the primary efficacy end point and in three more months of treatment.

Jesse Davis - Schneider Music Academy – Analyst

Thank you also for the ROP update today.

Tim Whitten - Insmed Inc - President & CEO

Certainly.

Jesse Davis - Schneider Music Academy – Analyst

Really appreciate that. Good call.

Operator

Brett Reiss representing Janney Montgomery Scott.

Brett Reiss - Janney Montgomery Scott – Analyst

The various drugs in your pipeline, how big are the potential market opportunities?

Tim Whitten - Insmed Inc - President & CEO

Okay, sure, Brett. So the focus of the Company right now is on ARIKACE, so that's where we would like people to focus. Our first two opportunities there, for which we believe that we're Phase III ready, or actually initiating Phase III, are CF patients that have Pseudomonas lung infections and non-TB mycobacteria lung infections. For the first of those CF patients that have Pseudomonas lung infections, in terms of patient population there are about 70,000 patients that have CF throughout basically the western world. So that would kind of be US, Europe, Canada, Australia and New Zealand and of those about 30,000 of those patients are in the US. For NTM, the patient population size and based on the SDI Healthcare database, there were 32,000 patients, as I just mentioned to Jesse, that saw a physician with a primary diagnosis of non-TB mycobacteria and there were 14,000 to 15,000 patients that had a primary diagnosis of NTM that had a physician office visit. So we project that those two indications have more than $1 billion market potential combined.

Brett Reiss - Janney Montgomery Scott – Analyst

That would be very nice. Just a second. It's almost not a question, just a comment. Is it possible that upper management in the near to intermediate term might consider some purchases of stock to just kind of show the market that you have confidence in what you're doing.

Kevin Tully - Insmed Inc – CFO

Brett, yes, that's certainly a possibility. As you probably know through the strategic review and through the first quarter, as we've gone through the quiet period and results, we've been almost in a permanent blackout period. The anticipation is once we get all of the data, the 10-K filed, that window would open and that certainly is an opportunity for Directors and Management as appropriate. So prior to this, we've really been handcuffed in what we could do in that area. After the K, that's certainly an opportunity.

Brett Reiss - Janney Montgomery Scott – Analyst

Thank you for taking my questions.

Tim Whitten - Insmed Inc - President & CEO

So Brett, just to be clear and I think Kevin was though, the Board, the Management team, all the employees at Insmed have not been able to participate in the stock, purchase stock because we've been blacked out from a December 1 and actually in some cases before December 1 going forward.

Brett Reiss - Janney Montgomery Scott – Analyst

But when does the blackout period end?

Kevin Tully - Insmed Inc – CFO

It usually ends a couple of days after the 10-K is filed, usually 48 hours to get all of the information out there. That's generally when the trading window opens after a quarter or a year-end.

Brett Reiss - Janney Montgomery Scott - Analyst

Okay. Well, thank you for taking my questions.

Tim Whitten - Insmed Inc - President & CEO

Certainly.

Operator

(Operator Instructions) At this time there are no further audio questions. I'd now like to turn the call back over to Mr. Timothy Whitten, President and CEO of Insmed. Please proceed, sir.

Tim Whitten - Insmed Inc - President & CEO

Thank you, Operator, and thanks to everyone for joining us today. We really appreciate your interest and support of Insmed and we look forward to providing you with future updates. Hope you enjoy the rest of your day. Thank you.

Kevin Tully - Insmed Inc – CFO

Bye-bye.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect and have a great day.